Exhibit 99.1
Liberator Medical Reports Record Third Quarter Results
Third Quarter Revenue Jumps 215% Year-Over-Year and 72% Quarter-Over-Quarter
STUART, FL — (Marketwire) — 08/19/08 — Liberator Medical Holdings, Inc. (PINKSHEETS: LBMH), announces record net revenues for three months ended June 30, 2008. Net revenues rose 215% to $2,444,000 compared with net revenues of $776,000 for the three months ended June 30, 2007 on a sequential basis, net revenues rose 72% from $1,425,000 for the three months ended March 31, 2008.
Mark Libratore, Chief Executive of Liberator Medical, stated, “Our advertising and growth efforts continue to produce exceptional results and we are on track to break another sales record in our current quarter. Equally important, we are building a very strong base of consumable medical supply customers that are providing recurring revenue with high gross margins at a relatively low initial acquisition cost.”
The loss for the three months ending June 30, 2008 was $218,000 compared with $645,000 for the three months ended March 31, 2008, a decrease of $427,000.
Non-cash expenses, which consisted of depreciation, amortization of loan issuance costs, stock based compensation and expenses related to warrants, was $365,000, which is included in the $218,000 loss for the three months ended June 30, 2008. Excluding the non-cash expenses of $365,000, the Company would have a non GAAP income of $148,000.
Highlights from the quarter and subsequent weeks included:
–	Entering into a convertible debt obligation for $3,500.000, a portion of which will be used to increase the Company’s TV advertising spend.

–	On a preliminary basis the Company achieved another sales record in July of 2008 by generating revenues of approximately $1.1 million for the month representing a 10% growth over June.

Robert Davis, CFO, stated, “The Company is now in a position where it can choose to achieve profitability by scaling back media expenses and growth or continue to use its existing capital to drive growth and capture market share. We have chosen to continue on our path to drive extraordinary growth.”
Summary of significant Balance Sheet items:

Cash	$2,692,000
Accounts receivable, net	1,412,000
Other Current Assets	1,648,000

Total Current Assets	5,752,000

Property and Equipment, net	782,000

Other assets, net of current portion	634,000

Total Assets	$7,168,000

Accounts Payable	$1,000,000
Stockholder Loan	1,665,000
Other current Liabilities	992,000

Total Current Liabilities	3,657,000

Long-Term Liabilities	2,947,000

Total Liabilities	6,604,000

Stockholders’ Equity	564,000

Total Liabilities and Stockholders’ Equity	$7,168,000

Summary Income Statement for the three months ended June 30, 2008 and 2007:

	2008	2007
Sales	$2,444,000	$776,000
Cost of Sales	889,000	329,000

Gross Profit	1,555,000	447,000
General and Administrative Expenses	1,774,000	960,000

Operating Loss	(219,000)	(513,000)
Other Income	1,000	104,000

Net Loss	$(218,000)	$(409,000)

Summary Cash Flow for the three months ended June 30, 2008:

Net Loss	$(218,000)
Non-cash expenses	365,000
Changes in operating assets and liabilities	(976,000)
Cash flows from investing activities	(56,000)
Cash flows from financing activities	3,473,000

Net increase in cash	2,588,000
Cash at beginning of period	104,000

Cash at end of period	$2,692,000

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About Liberator Medical Holdings, Inc.
Liberator Medical Holdings, Inc.’s subsidiary, Liberator Medical Supply, Inc., established the Liberator brand as a leading national direct-to-consumer provider of quality medical supplies to Me dicare-eligible seniors. An Exemplary Provider™ accredited by The Compliance Team, its unique combination of marketing, industry expertise and customer service has demonstrated success over a broad spectrum of chronic conditions. Liberator is recognized for offering a simple, reliable way to purchase medical supplies needed on a regular, ongoing, repeat-order basis, with the convenience of direct billing to Medicare and private insurance. Approximately 85% of its revenue comes from supplying products to meet the rapidly growing requirements of general medical supplies, personal mobility aids, diabetes, urological, ostomy and mastectomy patients. Liberator communicates with patients and their doctors on a regular basis regarding prescriptions and supplies. Customers may purchase by phone, mail or internet, with repeat orders confirmed with the customer and shipped when needed.

Safe Harbor Statement
Certain statements in this press release that are not historical, but are forward-looking, and are subject to known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this press release. Such risks and uncertainties may include, but are not limited to, the Company’s need to raise equity capital and its ability to obtain equity financing on acceptable terms, if at all, regulatory limitations on the medical industry in general, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results, introduction of new services and products, commercial acceptance and viability of new services and products, pricing and competition, reliance upon subcontractors and vendors, the timing of new technology and product introductions, the risk of early obsolescence of our products and the other factors listed under “Risk and Uncertainties” in our annual report on Form 10-KSB for the fiscal year ended September 30, 2007 and our other filings with the Securities and Exchange Commission. We assume no obligation to update the information contained in this news release. Contacts:
Liberator Medical Holdings, Inc.
Mark Libratore
President & CEO
772-287-2414
investors@liberatormedical.com
Investor Relations Contact
Gerald Kieft or Ryan Audin
Wall Street Resources, Inc.
772-219-7525
LiberatorIR@wallstreetresources.net
http://www.wallstreetresources.net